Exhibit 4.2

MEDALLIA, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of February 25, 2019, by and among MEDALLIA, INC., a Delaware corporation (the “Company”), the Founders (as defined below), and the investors listed on EXHIBIT A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series F Preferred Stock (the “Series F Stock”), pursuant to that certain Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (such transaction, the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain of the Investors (the “Existing Investors”) are holders of shares of the Company’s Series A Preferred Stock (the “Series A Stock”), Series B Preferred Stock (the “Series B Stock”), Series C Preferred Stock (the “Series C Stock”), Series D Preferred Stock (the “Series D Stock”), Series E Preferred Stock (the “Series E Stock”) and Series E-1 Preferred Stock (the “Series E-1 Stock” and together with the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E-1 Stock and Series F Stock, the “Preferred Stock”);

WHEREAS, the Existing Investors, the Founders and the Company are parties to an Amended and Restated Investor Rights Agreement dated October 19, 2016 (the “Prior Agreement”);

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Company, Founders and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Common Stock” means, collectively, the Company’s Class A Common Stock.

(b) “Competitor” means an individual or entity that the Company’s Board of Directors determines in good faith to be in competition with the Company in any material aspect of the Company’s business or then-reasonably anticipated business, determined in each case at the time in question.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) “Founder Shares” means shares of the Company’s Class A Common Stock, Class B Common Stock and/or Preferred Stock held by the Founders and their permitted assigns.

(f) “Founders” means the individuals and entities set forth on EXHIBIT B hereto.

(g) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof (it being agreed that as to any section where such person’s securities do not constitute Registrable Securities such person shall not be a “Holder” with respect to such securities).

(h) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(i) “Major Investor” means an Investor owning not less than (i) 7,867,176 shares of Registrable Securities (as adjusted for stock splits and combinations), (ii) an Investor owning not less than 450,000 shares of Series E-1 Stock (as adjusted for stock splits and combinations) and (iii) an Investor owning not less than 950,000 shares of Series F Stock (as adjusted for stock splits and combinations).

(j) “Preferred Investor” means an Investor owning any Preferred Shares.

(k) “Preferred Shares” shall mean the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(l) “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation as in effect from time to time.

(m) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

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(n) “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) other than for purposes of Section 2.2, Section 2.4, Section 3 and Section 4, Common Stock of the Company issuable or issued upon conversion of the Founder Shares, (c) other than for purposes of Section 2.2, Section 3 and Section 4, Common Stock of the Company issuable or issued upon conversion of the Warrant Shares and (d) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(o) “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(p) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements (not to exceed twenty-five thousand dollars ($25,000) per registration) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(q) “SEC” or “Commission” means the Securities and Exchange Commission.

(r) “Securities Act” shall mean the Securities Act of 1933, as amended.

(s) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(t) “Series E-1 Shares” shall mean the Series E-1 Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(u) “Shares” shall mean the Company’s Preferred Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(v) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration statement related to stock issued upon conversion of debt securities.

(w) “Warrant” shall mean the warrant to purchase 55,814 shares of the Company’s Series D Stock (as adjusted for stock splits, combinations, dividends, recapitalizations and the like) issued to Triplepoint Venture Growth BDC Corp., a Maryland corporation.

(x) “Warrant Shares” shall mean shares of the Company’s Preferred Stock or other capital stock issuable upon exercise of the Warrant.

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SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) the transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

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(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of a majority of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $30,000,000), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the expiration of the restrictions on transfer set forth in Section 2.11 following the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

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(iii) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering, other than pursuant to a Special Registration Statement within ninety (90) days;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any financing, sale, acquisition of assets or stock (other than in the ordinary course of business); any merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company and its subsidiaries; or render the Company unable to comply with the requirements under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; provided further that in such event, the Initiating Holders shall be entitled to withdraw such request and, if such request is withdrawn, such request for registration shall not count as one of the permitted demand registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below;

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(viii) if the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company).

(d) The Company shall not include in any registration statement requested under this Section 2.2 any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such registration, unless 100% of the Registrable Securities requested to be included in such registration are so included. If a registration requested hereunder is an underwritten offering and the managing underwriters or placement agent advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities initially requesting registration, the Company shall include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which, in the opinion of such underwriters can

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be sold, without adversely affecting the marketability of the offering in an orderly manner within the price range of such offering, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder. Any persons other than Holders of Registrable Securities who participate in a registration requested under this Section 2.2 which are not at the Company’s expense must pay their share of the Registration Expenses as provided in Section 2.5 hereof.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) other than a registration statement being filed pursuant to a request for registration pursuant to Section 2.2, and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriters advise the Company in writing that marketing factors require a limitation of the number of shares to be underwritten in connection with a registration pursuant to this Section 2.3, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders that are not Founders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

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(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000;

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any financing, sale, acquisition of assets or stock (other than in the ordinary course of business); any merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company and its subsidiaries; or render the Company unable to comply with the requirements under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

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(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the

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consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement. No more than one (1) such Suspension Period shall occur in any twelve (12) month period. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(b) Notify in writing each holder of Registrable Securities to be sold thereunder of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Notify in writing each seller of such Registrable Securities, (i) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information.

(d) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(e) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

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(h) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(i) Use its reasonable efforts to (i) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed; (ii) provide a transfer agent and registrar for all such Investor Registrable Securities not later than the effective date of such registration statement; (iii) ensure that any Free-Writing Prospectus utilized in connection with any registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iv) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; (v) permit any holder of Registrable Securities which holder, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included; (vi) prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order the Company shall advise such holders of Registrable Securities of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order; and (vii) cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities pursuant to such registration statement.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

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(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses

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reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least 500,000 shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

2.11 Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock (or other securities) of the Company held by such Holder immediately prior to the effective date of the Initial Offering (other than those included in the registration) during the 180-day period following the effective date of the Initial Offering, provided, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.

2.12 Further Assurances; Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriters that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement. In order to enforce Section 2.11, the Company may impose stop-transfer instructions with respect to such shares of Common Stock (or other securities) until the end of such period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

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(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2, Section 2.3, or Section 2.4 hereof shall terminate upon the earlier of: (i) the date that is five (5) years following an initial public offering of the Company’s capital stock that results in the conversion of all outstanding shares of Preferred Stock into Common Stock; (ii) such time as such Holder, other than a Holder of Series E-1 Shares, as reflected on the Company’s list of stockholders, holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis); or (iii) such time as the Company has completed its Initial Offering and all Registrable Securities of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold without limitation pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, the Company will furnish each Preferred Investor and Major Investor a consolidated balance sheet of the Company and its subsidiaries, as at the end of such fiscal year, and a consolidated statement of income and a statement of cash flows of the Company and its subsidiaries, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Company’s Board of Directors.

(c) The Company will furnish each Preferred Investor and Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of each such quarterly period, and a consolidated statement of income and a statement of cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

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(d) So long as an Investor is a Major Investor, the Company will furnish each Major Investor to the extent requested by such Major Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(e) The Company will furnish each Major Investor, promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s or any of its subsidiaries’ operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder).

(f) The Company agrees to keep each Major Investor reasonably informed (either in writing or orally) regarding any material adverse change, event or circumstance affecting the Company or any of its subsidiaries (including the filing of any material litigation against the Company or any of its subsidiaries or the existence of any known material dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced).

(g) The Company will furnish each Major Investor, with reasonable promptness, such other financial data and information (including regulatory/compliance information) concerning the Company and its subsidiaries as any such Major Investor may reasonably request; provided that the Company shall not be obligated to provide any documents or information to a Major Investor if (i) the Company reasonably determines in good faith that such documents or information is a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the Company’s counsel determines that such disclosure would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel.

3.2 Inspection Rights. Each Major Investor or representatives designated by such Major Investor shall have the right to (i) visit and inspect any of the properties of the Company or any of its subsidiaries, (ii) examine the corporate, financial and other records of the Company and its subsidiaries and make copies thereof or extracts therefrom and (iii) to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, directors, managers, compliance personnel, key employees and independent accountants, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a Competitor or with respect to information which the Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

3.3 Confidentiality of Records. Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to such Investor hereof that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor as long as such partner,

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subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; (v) as required by applicable law; or (vi) in connection with any proposed sale or transfer of any Shares (or Common Stock issued or issuable upon conversion of the Shares) if such person’s transferee (A) executes a confidentiality or non-disclosure agreement acceptable to the Company, and (B) is not a Competitor (or a stockholder, director or other affiliate of a Competitor).

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

3.5 Key Man Insurance. Subject to the approval of the Board of Directors, the Company will use its commercially reasonable efforts to obtain and maintain in full force and effect term life insurance in the amount of $1,000,000 on the lives of each of the Founders, naming the Company as beneficiary.

3.6 Director and Officer Insurance. The Company will use its commercially reasonable efforts to obtain and maintain in full force and effect director and officer liability insurance in an amount reasonably satisfactory to the Board of Directors, including the Senior Preferred Director (as defined in the Restated Certificate) if there is a Senior Preferred Director then serving on the Board of Directors (the “Specified Board Approval”).

3.7 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board of Directors.

3.8 Approval. The approval of the Board of Directors shall be required to approve (i) the direct or indirect assumption, guaranty or incurrence of indebtedness for borrowed money exceeding $1,000,000 in principal amount, (ii) the sale, purchase or license of Company assets (except such transactions made in the ordinary course of business), (iii) the entering into or agreement to enter into any transaction with an affiliate, officer, director or stockholder of the Company (except such transactions made in the ordinary course of business) and (iv) the adoption of any new employee option or equity ownership plans or arrangements.

3.9 Directors’ Liability and Indemnification. The Company’s Amended and Restated Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

3.10 Directors’ Expenses. The Company shall reimburse each non-employee director for his or her reasonable expenses incurred in connection with attending meetings of the Board of Directors or any committees thereof.

3.11 Meetings of the Board of Directors. The Company’s Board of Directors shall convene for meetings at least one (1) time per calendar quarter unless otherwise agreed by Specified Board Approval.

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3.12 Committees of the Board of Directors. For so long as SC GV V Holdings, Ltd. is entitled to designate a director of the Company pursuant to that certain Voting Agreement by and among the Company, the Founders and the Investors and dated as of the date hereof, as amended and/or restated from time to time, such director shall have the right to be a member of each committee of the Board of Directors, when and if established, subject to compliance with all applicable rules, regulations and standards that may be applicable after the Company becomes a public reporting company.

3.13 FCPA Compliance. The Company shall use commercially reasonable efforts, and shall cause each of its subsidiaries and affiliates to use commercially reasonable efforts, to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable U.S. federal or state or non-U.S. Laws, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

3.14 Treatment of the Preferred Stock. The Company covenants and agrees that (i) so long as federal income tax laws prohibit a deduction for distributions made by the Company with respect to preferred stock, it shall treat all distributions paid by it on the Shares as nondeductible dividends on all of its tax returns and (ii) it shall treat the Shares as preferred stock in all of its financial statements and other reports and shall treat all distributions paid by it on the Shares as dividends on preferred stock in such statements and reports. The Company agrees that the Shares are stock that participate in corporate growth to a significant extent within the meaning of Treasury Regulation §1.305-5(a), and hence will not be treated as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Accordingly, the Company has determined that there will not be constructive dividends under Treasury Regulation §1.305-5(b) with respect to the Shares.

3.15 Company Consent. Subject to Sections 2.1 and 2.11 hereof, the Company hereby (a) consents to any Transfer (as defined in the Company’s Amended and Restated Bylaws (as amended and or restated from time to time, the “Bylaws”)) of shares of stock of the Company by any of Sequoia Capital Global Growth Fund, LP, Sequoia Capital Global Growth Principals Fund, LP, Sequoia Capital U.S. Growth Fund VI, L.P., Sequoia Capital U.S. Growth VI Principals Fund, L.P., SCGE FUND, L.P., SCHF (M) PV, L.P., SCHF CIF, L.P./CIF 2015-A Series, and any of their affiliates (each individually or collectively, “Sequoia”) other than a transfer to a Competitor and (b) agrees that Section 36 of the Bylaws shall not otherwise apply to any Transfer by Sequoia; provided, however, that Section 36 of the Bylaws shall apply to any Transfer by Sequoia to a Competitor.

3.16 Potential Assignment of Right of First Refusal.    If and to the extent approved by the Board of Directors, excluding any director affiliated with Sequoia, the Company may assign to Sequoia its right of first refusal under the Bylaws.

3.17 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to an Initial Offering or (ii) upon an “Acquisition,” as defined in the Company’s Certificate of Incorporation as in effect as of the date hereof, which is approved by a majority of the holders of the Shares pursuant to Section 2(c)(iv) of Part D of Article IV thereof (if applicable).

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Subject to applicable securities laws, each Preferred Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Preferred Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding

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warrants or options) of which such Preferred Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Preferred Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Preferred Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Preferred Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Preferred Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Preferred Investors who do so elect and shall offer such Preferred Investors the right to acquire such unsubscribed shares on a pro rata basis. Each Preferred Investor shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. The Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Preferred Investor’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Preferred Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Preferred Investors in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) an Acquisition as defined in the Company’s Certificate of Incorporation as in effect as of the date hereof, which is approved by a majority of the holders of the Shares pursuant to Section 2(c)(iv) of Part D of Article IV thereof (if applicable). Notwithstanding Section 5.5 hereof, the rights of first refusal established by this Section 4 may be amended, or any provision waived with and only with the written consent of the Company and the Preferred Investors holding a majority of the Registrable Securities held by all Preferred Investors, or as permitted by Section 5.5.

4.5 Assignment of Rights of First Refusal. The rights of first refusal of each Preferred Investor under this Section 4 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

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(a) any shares of Series F Stock issued under the Purchase Agreement, as may be amended from time to time;

(b) any shares of Equity Securities issued in connection with (i) the Allocation Agreement, dated as of the date hereof, by and between the Company and SCGE Fund, L.P. and (ii) the Allocation Agreement, dated as of the date hereof, by and between the Company and RGM SIF Fund I, LP;

(c) any Equity Securities that would not comprise “Additional Shares of Common Stock” under the Restated Certificate;

(d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company; and

(e) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state court located in the State of Delaware.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.3 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Purchase Agreement and the Related Agreements (as defined in the Purchase Agreement), constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

20.

5.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of a majority of the then-outstanding Registrable Securities.

(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Wilson Sonsini Goodrich & Rosati, P.C., Attention: Rezwan D. Pavri and Andrew T. Hill, 650 Page Mill Road, Palo Alto, California 94304.

5.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder. Notwithstanding anything to the contrary contained herein, if the

21.

Company shall issue Equity Securities that would not comprise “Additional Shares of Common Stock” under Article IV, Part D, Sections (5)(h)(v)(F) or (G) of the Restated Certificate, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14 Certain Waivers. The Company acknowledges that the Investors and their affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Covered Person shall: (a) have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and (b) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject. Notwithstanding anything in this Section 5.14 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company. For the purposes of this Section 5.14, “Covered Persons” shall have the meaning set forth in the Restated Certificate.

5.15 Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of an Acquisition as defined in the Company’s Certificate of Incorporation as in effect as of the date hereof, which is approved by a majority of the holders of the Shares pursuant to Section 2(c)(iv) of Part D of Article IV thereof.

5.16 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the Holders of a majority of the Registrable Securities outstanding as of the date of this Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

22.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

MEDALLIA, INC.

By:	/s/ Leslie Stretch
Leslie Stretch
Chief Executive Officer

Address: 450 Concar Drive
San Mateo, CA 94402

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P.
SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND, L.P.
Each a Cayman Islands exempted limited partnership

By:	SC U.S. GROWTH VI MANAGEMENT, L.P.,
a Cayman Islands exempted limited partnership
General Partner of Each

By:	SC US (TTGP), LTD.,
a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas M. Leone

Name:	Douglas M. Leone
Title:	Managing Member

SEQUOIA CAPITAL GLOBAL GROWTH FUND, LP
SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, LP

By:	SCGGF Management, LP
A Cayman Islands exempted limited partnership
General Partner of Each

By:	SC US (TTGP), LTD.,
A Cayman Islands exempted company, its General Partner

By:	/s/ Douglas M. Leone

Name:	Douglas M. Leone
Title:	Managing Member

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

SC US GF V HOLDINGS, LTD.
a Cayman Islands exempted company

By:	SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P.
SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P., both Cayman Islands exempted limited partnerships, its Members

By:	SCGF V MANAGEMENT, L.P.,
a Cayman Islands exempted limited partnership, its General Partner

By:	SC US (TTGP), LTD.,
a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas M. Leone

Name:	Douglas M. Leone
Title:	Managing Member

SCGE FUND, L.P.
A Cayman Islands limited partnership

By: SCGE (LTGP), L.P.
A Cayman Islands limited partnership, its General Partner

By:	/s/ Kimberly Summe

Name:	Kimberly Summe
Title:	Chief Operating Officer and General Counsel

SCHF CIF, L.P./CIF 2015-A SERIES
SCHF (M) PV, LP

By:	SCHF (GPE), LLC
General Partner of Each

By:	/s/ Kevin A. Kelly

Name:	Kevin A. Kelly
Title:	Managing Member

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

SLOOTMAN LIVING TRUST (DATED SEPTEMBER 8, 1999)

By:	/s/ Frank Slootman
Name:	Frank Slootman
Title:	Owner

WASATCH FUNDS TRUST
for Wasatch Small Cap Growth Fund for Wasatch Micro Cap Fund for Wasatch Ultra Growth Fund

By:	Wasatch Advisors, Inc.
Its:	Investment Adviser

By:	/s/ Daniel Thurber
Name:	Daniel Thurber
Its:	Vice President

RGM SIF FUND I LP

By:	RGM SIF GP, LLC,
its General Partner

By:	/s/ Robert G. Moses
Name:	Robert G. Moses
Title:	Managing Member

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

FOUNDERS:

/s/ Borge Hald
Borge Hald

/s/ Amy Hald
Amy Hald

/s/ Amy Hald
Amy Hald, Co-Trustee of The Hald 2011 Irrevocable Children’s Trust u/a/d 8/4/2011

/s/ Borge Hald
Borge Hald, Co-Trustee of The Hald 2011 Irrevocable Children’s Trust u/a/d 8/4/2011

/s/ Amy Hald
Amy Hald, Trustee of The Amy Hald 2011 Irrevocable Remainder Trust

/s/ Amy Hald
Amy Hald, Trustee of The Amy Hald 2014 Irrevocable Descendent’s Trust

/s/ Amy Hald
Amy Hald, Trustee of The Amy Hald Irrevocable Remainder Trust

/s/ Borge Hald
Borge Hald, Trustee of The Borge Hald 2011 Irrevocable Remainder Trust

/s/ Borge Hald
Borge Hald, Trustee of The Borge Hald 2014 Irrevocable Descendent’s Trust

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

EXHIBIT A

SCHEDULE OF INVESTORS

SC US GF V Holdings, Ltd.

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth VI Principals Fund, L.P.

Sequoia Capital Global Growth Fund, LP

Sequoia Capital Global Growth Principals Fund, LP

SCGE Fund, L.P.

SCHF CIF, L.P./CIF 2015-A Series

SCHF (M) PV, LP

c/o Sequoia Capital

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Telephone:	(650) 854-3927
Telecopy:	(650) 854-2977

with a copy to:

(which shall not constitute notice to such Investors)

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Telephone:	(650) 354-4110
Telecopy:	(650) 439-6811

SLOOTMAN LIVING TRUST (DATED SEPTEMBER 8, 1999)

TRIPLEPOINT VENTURE GROWTH BDC CORP., A MARYLAND CORPORATION

JLK Revocable Trust, Dated October 13, 2003

Wasatch Small Cap Growth Fund

Wasatch Micro Cap Fund

Wasatch Ultra Growth Fund

c/o Wasatch Advisors, Inc. 505 Wakara Way, 3rd Floor
Salt Lake City, UT 84108
Phone:	801-533-0777
Fax:	801-983-4192

RGM SIF FUND I LP

SERIES E-1 HOLDERS:

Ariel Finkelstein

Eran Savir

Eylon Steiner

Joseph (Yossi) Vardi

Eitan Ron

Philippe Lang

Shlomo Nehama

Carmel Ventures

Orly Semo

Ori Soen

Yuval Dayan

Ronen Rayten

Yinon Genud

Assaf Nahum

Itay Huber

Sharon Green

Shahar Esformes

Meytal Zaguri

Dadi Atar

Yivgeni Liskovich

Oleg Kofman

Michelle Burns

Maayan Cohen

Eli Shukrun

Dvir Rezenman

Dana Sinitsa

Peter Raihelgauz

EXHIBIT B

FOUNDERS

AMY HALD

AMY HALD AND BORGE HALD, CO-TRUSTEES OF THE HALD 2011 IRREVOCABLE CHILDREN’S TRUST U/A/D 8/4/2011

AMY HALD, TRUSTEE OF THE AMY HALD 2011 IRREVOCABLE REMAINDER TRUST

AMY HALD, TRUSTEE OF THE AMY HALD 2014 IRREVOCABLE DESCENDENT’S TRUST

AMY HALD, TRUSTEE OF THE AMY HALD IRREVOCABLE REMAINDER TRUST

BORGE HALD

BORGE HALD, TRUSTEE OF THE BORGE HALD 2011 IRREVOCABLE REMAINDER TRUST

BORGE HALD, TRUSTEE OF THE BORGE HALD 2014 IRREVOCABLE DESCENDENT’S TRUST

MEDALLIA, INC.

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amendment No. 1 to the Amended and Restated Investor Rights Agreement (this “Amendment”), is made as of July 1, 2019 by and among Medallia, Inc., a Delaware corporation (the “Company”) and the Investors set forth on the signature pages hereto. Capitalized terms not herein defined shall have the meanings ascribed to them in the Amended and Restated Investor Rights Agreement by and among the Company and the Investors dated as of February 25, 2019, as amended (the “Existing Rights Agreement”).

RECITALS

WHEREAS, the Company may enter into a Common Stock Purchase Agreement (the “Purchase Agreement”), with SCGE Fund, L.P., a Delaware limited partnership (“Purchaser”), pursuant to which Purchaser will purchase shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), immediately subsequent to the closing of the Qualified IPO (as defined in the Purchase Agreement).

WHEREAS, the Company and the undersigned parties desire to amend the terms of the Existing Rights Agreement for the limited purposes of providing Purchaser with certain registration rights under Section 2 of the Existing Rights Agreement with respect to the Shares.

WHEREAS, pursuant to Section 5.5 of the Existing Rights Agreement, the Existing Rights Agreement may be amended only with the written consent of the Company and Investors holding a majority of the then-outstanding Registrable Securities (as defined in the Existing Rights Agreement) (collectively, the “Requisite Consent”).

WHEREAS, the undersigned parties constitute the Requisite Consent and consent to the change as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, the undersigned parties hereby agree as follows:

1.    Amendment. Pursuant to Section 5.5 of the Rights Agreement, Section 1.1(n) of the Rights Agreement shall be replaced in its entirety by the following:

“Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) other than for purposes of Section 2.2, Section 2.4, Section 3 and Section 4, Common Stock of the Company issuable or issued upon conversion of the Founder Shares, (c) other than for purposes of Section 2.2, Section 3 and Section 4, Common Stock of the Company issuable or issued upon conversion of the Warrant Shares, (d) other than for purposes of Section 3 and Section 4, Common Stock that shall be issued pursuant to a Common Stock Purchase Agreement by and between the Company and the purchaser(s) of such Common Stock entered into in connection with a private placement that is made concurrently with (or immediately subsequent to) the Company’s initial public offering and (e) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.”

2.    Consent. The undersigned parties hereby consent to the addition of Purchaser as an “Investor” party to the Existing Rights Agreement, as amended, (to the extent not already a party thereto) for the purposes set forth in this Amendment. To the extent not already a party thereto, Purchaser shall become a party to the Existing Rights Agreement, as amended including by this Amendment, by executing and delivering a counterpart signature to this Amendment.

3.    Full Force and Effect. Except as expressly modified by this Amendment, the terms of the Existing Rights Agreement shall remain in full force and effect.

4.    Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

5.    Integration. This Amendment together with the Existing Rights Agreement, and the documents referred to herein and therein and the exhibits and schedules thereto, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof.

6.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Amendment No. 1 to the Existing Rights Agreement as of the date first written above.

THE COMPANY: MEDALLIA, INC.

By:	/s/ Leslie Stretch

Name:	Leslie Stretch
Title:	Chief Executive Officer

In Witness Whereof, the parties hereto have executed this Amendment No. 1 to the Existing Rights Agreement as of the date first written above.

INVESTORS:

SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND, L.P. Each a Cayman Islands exempted limited partnership

By:	SC U.S. GROWTH VI MANAGEMENT, L.P., a Cayman Islands exempted limited partnership General Partner of Each

By:	SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas M. Leone

Name:	Douglas M. Leone
Title:	Authorized Signatory

SEQUOIA CAPITAL GLOBAL GROWTH FUND, LP SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, LP

By:	SCGGF Management, LP A Cayman Islands exempted limited partnership General Partner of Each

By:	SC US (TTGP), LTD., A Cayman Islands exempted company, its General Partner

By:	/s/ Douglas M. Leone

Name:	Douglas M. Leone
Title:	Authorized Signatory

In Witness Whereof, the parties hereto have executed this Amendment No. 1 to the Existing Rights Agreement as of the date first written above.

INVESTORS:

SC US GF V HOLDINGS, LTD. a Cayman Islands exempted company

By:	SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P., both Cayman Islands exempted limited partnerships, its Members

By:	SCGF V MANAGEMENT, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas M. Leone

Name:	Douglas M. Leone
Title:	Authorized Signatory

SCGE FUND, L.P. A Cayman Islands limited partnership

By:	SCGE (LTGP), L.P. A Cayman Islands limited partnership, its General Partner

By:	/s/ Kimberly Summe

Name:	Kimberly Summe
Title:	Chief Operating Officer and General Counsel

SCHF CIF, L.P./CIF 2015-A SERIES SCHF (M) PV, LP

By:	SCHF (GPE), LLC General Partner of Each

By:	/s/ Irwin Gross

Name:	Irwin Gross
Title:	Managing Member